Exhibit 99.1

deCODE genetics Announces Second Quarter 2006 Financial Results

Positive trial results, advances in clinical development of compounds in heart attack, asthma and peripheral artery disease

Progress in developing DNA-based diagnostics in type 2 diabetes, heart attack, breast cancer and prostate cancer

Reykjavik, ICELAND, August 8, 2006  — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended June 30, 2006. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Wednesday, August 9, at 8:00am Eastern Daylight Time/12 noon GMT/1pm British Summer Time (details below).

Revenue for the quarter ended June 30, 2006 was $10.4 million, compared to $11.4 million for the same period a year ago. For the first six months of 2006, revenue was $20.5 million, compared to $21.0 million for the first six months of 2005. At June 30, 2006, the company had $11.7 million in deferred revenue, which will be recognized over future reporting periods.

Net loss for the second quarter 2006 was $18.3 million, compared to $13.3 million for the second quarter last year. Net loss for the first six months of 2006 was $38.6 million, compared to $30.3 million for the first six months of last year. These increases are the result principally of higher research and development expense related to clinical trials and preclinical development work in the company’s lead drug development programs. Reported results also reflect share-based compensation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (FAS 123R) of $1.0 million, or $0.02 per basic and diluted share, for the second quarter 2006, and $1.9 million, or $0.04 per basic and diluted share, for the first six months of 2006.

Basic and diluted net loss per share was $0.34 for the second quarter 2006, compared to $0.25 for the year-ago period. For the first six months of 2006, basic and diluted net loss per share was $0.71, compared to $0.56 for the first six months of 2005. At the close of the second quarter 2006, the company had approximately 55.5 million shares outstanding.

At June 30, 2006, the company had $115.5 million in cash and investments, compared to $155.6 million at December 31, 2005. In July, the company increased its cash position by approximately $27.8 million, the net proceeds from a registered direct share offering to new and existing shareholders.

Research and development expense for proprietary programs was $13.2 million for the second quarter of this year, compared to $11.0 million for the same period last year. For the first six months of 2006, R&D expense was $28.7 million, compared to $19.3 million for the same period last year. These increases are principally the result of costs associated with the advancement of the company’s lead drug discovery and development programs.

Selling, general and administrative expenses for the second quarter 2006 were $4.4 million, compared to $4.7 million for the same period last year. For the first six months of 2006, SG&A expenses were $9.7 million, compared to $8.9 million for the first six months of 2005. SG&A figures for 2006 include share-based compensation expense under FAS 123R amounting to $0.5 million for the second quarter and $1.0 million for the first six months of 2006.

“Reflecting our focus on product development, deCODE is advancing the clinical development of a growing number of compounds for the treatment and prevention of major diseases. In the past few months we have reported positive clinical trial results in asthma and launched the next stage of trials for our lead and follow-on compounds in heart attack and in our program in PAD. We have also made significant progress in our efforts to apply our gene discovery work to the development of DNA-based diagnostics, a complement to our drug development work and, we believe, a potentially significant opportunity for applying the medical and commercial value of our great capabilities in human genetics. We are delivering on our strategy through world-leading science and focused and efficient operations, bringing towards the market products with major commercial potential in some of the biggest unmet needs in medicine,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Research and Development

•                  Heart attack: DG031. In May, deCODE began patient enrollment in its pivotal Phase III trial for DG031, the company’s lead developmental compound for the prevention of heart attack. DG031 is designed to decrease risk of heart attack by decreasing the production of leukotriene B4 (LTB4), a pro-inflammatory molecule that is an end product of the leukotriene pathway. deCODE discovered the important role of this pathway in modulating heart attack risk through its population genetics research in Iceland and replication studies in many European and American populations. The Phase III trial, the Leukotrienes in Coronary Artery Disease (LTCAD) study, will enroll approximately 3400 patients and will focus on the group at highest identifiable risk: African-American heart patients who carry an at-risk variant of one of the genes deCODE has linked to heart attack risk through this pathway. The trial will also include patients without the at-risk variant. The primary endpoint is a composite of reduction in fatal and non-fatal heart attack and stroke, hospitalization for unstable angina, and the need for urgent revascularization. The trial is being conducted under a Special Protocol Assessment with the US Food and Drug Administration (FDA).

•                  Heart attack: DG051. deCODE has submitted an investigational new drug application (IND) to the FDA for DG051, the company’s follow-on investigational compound for the prevention of heart attack. Like DG031, DG051 is designed to decrease risk of heart attack by decreasing the production of (LTB4). In preclinical studies DG051 has been shown in human blood ex vivo and in animal models to be a potent inhibitor of LTB4 production. The company is preparing to begin Phase I clinical testing of DG051 pending clearance by the FDA.

•                  Asthma: CEP-1347. deCODE announced positive results from its Phase IIa clinical trial of Cephalon’s CEP-1347 in asthma. Data on patients receiving active drug in the trial were consistent with a dose-dependent improvement in certain key parameters of lung function examined in the study, including methacholine challenge test and peak expiratory flow rates, as well as in a biomarker associated with asthma severity and inflammation. The trial, conducted by deCODE under a research collaboration and licensing agreement with Cephalon, was based upon deCODE’s discovery of variants in the gene encoding the MAP3K9 kinase as risk factors for the development of asthma. The MAP3K9 kinase acts within a pathway targeted by CEP-1347.

•                  PAD — DG041. Following positive Phase I results earlier this year, the company in June began enrolling patients in a Phase IIa clinical trial for DG041, deCODE’s developmental compound for the treatment of peripheral artery disease, or PAD. The trial is examining safety and tolerability, dosing, and the effect of different dose levels on platelet function and a range of serum biomarkers associated with atherosclerosis. The trial will be randomized, double-blind, placebo-controlled, and will enroll approximately 150 patients with intermittent claudication due to PAD. The trial will enroll both patients with and without the gene variants that deCODE has linked to risk of PAD.

•                  Prostate cancer. In May, deCODE reported the discovery of a common genetic variant that predisposes to prostate cancer. It is one of the first genetic risk factors ever found to confer risk of a common type of cancer in the general population. The variant was discovered in Iceland and confirmed in several American and Swedish cohorts. About 19% of men of European ancestry with prostate cancer carry at least one copy of the variant, which confers an approximately 60% increase in risk of the disease and accounts for approximately 8% of cases. The variant confers roughly the same increase in risk among African Americans but is twice as common. The variant thus accounts for approximately 16% of prostate cancer among African American men and thereby contributes to the higher incidence of the disease among African Americans. The variant is also associated with more aggressive forms of prostate cancer, and deCODE is utilizing the discovery as the basis for developing a diagnostic test that may aid in identifying individuals at high risk and those who would benefit from more aggressive therapy.

•                  Breast cancer. deCODE has linked a variant within a gene called BARD1 (BRCA1-associated RING domain 1) to increased risk of breast cancer in the general population. In a study of a total of more than 2000 patients and controls in Iceland, the variant was found in 5.4% of breast cancer patients and 3.1% of controls, corresponding to an 80% increase in risk for carriers of the variant in the general population. Among women who carry this variant as well as the Icelandic founder risk mutation in the BRCA2 gene, the likelihood of developing breast cancer may approach certainty. Carriers of the BARD1 variant, with or without the BRCA2 mutation, also had an increased risk of subsequent primary breast tumors after the first breast cancer diagnosis. deCODE is applying this finding to develop a DNA-based diagnostic test.

Corporate Alliances

•                  DNA-based diagnostics. deCODE and Illumina have formed a strategic alliance to co-develop and commercialize DNA-based diagnostic tests in several major disease areas. The alliance will employ Illumina’s platform for high-multiplex single-nucleotide polymorphism (SNP) genotyping to develop tests for gene variants deCODE has previously shown to have impact on the risk of a growing number of common diseases with major public health impact. The alliance is focusing initially on the development of diagnostic tests for variants in genes involved in heart attack, type 2 diabetes, and breast cancer.

Finance

•                  In July, deCODE completed the sale of 6 million shares of its common stock, netting proceeds of approximately $27.8 million.

Personnel

•                  Birgit Stattin Norinder. In June, deCODE appointed Birgit Stattin Norinder to the company’s Board of Directors. Ms Norinder has held senior clinical development and regulatory affairs positions in Europe and the United States at Pfizer, Astra, Glaxo and Pharmacia & Upjohn. She was CEO and Chairman of UK-based Prolifix Ltd, from 1998 until the merger of Prolifix and TopoTarget in 2002. She currently serves on the boards of several biotechnology companies and is Chairman of the Board of Betagenon AB.

•                  Earl Collier. In July, deCODE appointed Earl M. “Duke” Collier, Jr, to its Board of Directors. Mr. Collier is Executive Vice President at Genzyme Corp. He has previously served as President of Vitas Healthcare, was a partner at the Washington, DC-based law firm of Hogan and Hartson, and served as Deputy Administrator of the Health Care Finance Administration in the Department of Health and Human Services. Mr. Collier received his BA from Yale University and his JD from the University of Virginia.

About deCODE
deCODE genetics (Nasdaq:DCGN) is a global leader in applying human genetics to develop drugs for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information
A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss second quarter financial results and recent operating highlights, will be webcast tomorrow, Wednesday, August 9, at 8:00am EDT/12 noon GMT/1pm British Summer Time. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 838195.

Condensed Consolidated Statements of Operations (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
	in thousands, except per share amounts
Revenue	$10,360	$11,437	$20,493	$20,960
OPERATING EXPENSES
Cost of revenue	10,459	8,597	20,309	17,737
Research and development — proprietary programs	13,207	11,001	28,724	19,276
Selling, general and administrative	4,392	4,694	9,659	8,852
Total operating expense	28,058	24,292	58,692	45,865
Operating loss	(17,698)	(12,855)	(38,199)	(24,905)
Interest income	1,336	1,533	3,048	2,653
Interest expense	(1,691)	(1,700)	(3,407)	(4,089)
Other non-operating income and (expense), net	(290)	(310)	(58)	(3,927)
Net loss	$(18,343)	$(13,332)	$(38,616)	$(30,268)
Basic and diluted net loss per share:	$(0.34)	$(0.25)	$(0.71)	$(0.56)
Shares used in computing basic and diluted net loss per share	54,746	53,664	54,664	53,656

Condensed Consolidated Balance Sheet Data (unaudited)

	At June 30, 2006	At December 31, 2005
	in thousands
Cash and short-term investments, including restricted cash	$115,513	$155,554
Total assets	172,063	206,758
Total liabilities	211,010	216,095
Total shareholders’ equity (deficit)	(38,947)	(9,337)

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.